NEWS RELEASE

FOR IMMEDIATE RELEASE
1/15/2008
Contact: Scott Shockey or Bryna Butler, (740) 446-2631, 1-800-468-6682



                 OHIO VALLEY BANC CORP. INCREASES CASH DIVIDEND

On January 15, 2008, the Ohio Valley Banc Corp. [Nasdaq: OVBC] Board of Directors declared a cash dividend of $0.19 per common share payable on February 10, 2008 to shareholders of record on January 25, 2008. The $0.19 per share dividend represents an increase of 5.5% from the $0.18 per share dividend paid in each of the previous three quarters.

"Earlier in the week, Ohio Valley Banc Corp. reported consolidated net income for the year ended December 31, 2007, was $6,297,000, an increase of 16.7 percent from the year ended December 31, 2006, net income of $5,398,000. Earnings per share were $1.52 for the year of 2007 versus $1.27 for the year of 2006, an increase of 19.7 percent," reported President and CEO Jeffrey E. Smith. "Return on average assets and return on average equity both increased to .82 percent and 10.40 percent, respectively, for the twelve months ended December 31, 2007, as compared to .71 percent and 9.00 percent, respectively, for the same time period in the prior year."

Ohio Valley Banc Corp. has three subsidiaries: Ohio Valley Bank with 16 offices in Ohio and West Virginia, Loan Central with five offices in Ohio, and Ohio Valley Financial Services based in Jackson, Ohio. Ohio Valley Banc Corp. stock is traded on the NASDAQ Global Market under the symbol OVBC. The company's Web site is www.ovbc.com.